247MGI Completes VOIP Asset Acquisition

FT. LAUDERDALE, FL--(MARKET WIRE)--Jan 7, 2008 -- 247MGI Inc. (Other OTC:TOFS.PK - News) ("247MGI") is pleased to announce that its wholly owned subsidiary Sovereign Research, LLC has acquired all of the assets of SOYO Group, Inc.'s (a publicly traded company on the OTCBB) VOIP division in an all stock transaction.

247MGI has issued SOYO 40 million shares of restricted common stock with resale restrictions. After the shares become eligible for resale under rule 144 for the next 2 years SOYO will only be able to sell 250,000 per quarter after TOFS has filed its financial report. The resale also has a daily limitation of only 25,000 per day until it has reached 250,000 for the quarter. After the resale restrictions SOYO will be limited to the restrictions of resale under rule 144. 247MGI was able to purchase these Assets from SOYO because SOYO is focusing more on the consumer electronics, such as Bluetooth products, LCD TVs, and LCD monitors.

247MGI has acquired an operation VOIP infrastructure, over 4,000 items of inventory, Direct Inbound Dial ("DID") numbers, and the domain name www.z-connect.net. The Assets purchased are able to handle 125 calls every second with a maximum of 5000 concurrent calls and up to 1.2 million users. 247MGI acquired 2 trunk lines for the DID (Direct Inward Dialing) number that cover the whole Southern California and multiple cites in Florida.

Z-Connect offers low International rates to several countries, rates that are lower than Vonage offers. You can compare rates by clicking on these links: http://phone.soyo.com/rates.php for Z-Connect and http://www.vonage.com/intrates.php?lid=nav_intrates&refer_id=WEBIN070601000 1W1 for Vonage.

Z-Connect in the past sold over 10,000 devices with 2,000 customers' 521 online users including AZU. SOYO VOIP service is based on a flexible pay-as-you-go strategy, enabling users to prepay for minutes, and make international and long-distance calls at extremely low rates. "Peer-to-peer" calls between Z-Connect telephones and routers within the Z-Connect Network are always free, anywhere in the world. 247MGI did not acquire any of the customer accounts as part of the acquisition only the Assets, but has agreed to take over all the customer accounts and service them at no additional cost to 247MGI.

247MGI plans on integrating the VOIP system into its Player Application therefore enabling peer-to-peer calls without any additional cost to the end user. 247MGI also plans on marketing the VOIP service using the Player App instead of selling typical phone hardware.

Current Services that can be offered:

Z-Connect Prepaid

Z-Connect is the core service provided by SOYO VOIP system. End users can purchase endpoint devices from SOYO resellers or SOYO online store.

Z-Connect users can use either credit card or scratch card (sold by SOYO resellers) to refill their Z-Connect accounts from http://phone.soyo.com website.

Z-Connect Reseller Program

Z-connect resellers sell SOYO Z-Connect devices and make a commission based on the refill made by their end users. The system can keep track of all end point devices and the resellers who sold these devices.

White Label VOIP Service

SOYO provides following services to a virtual VOIP provider: a SIP proxy server for provider's customers to register to, A-Z termination, a billing system that can handle all AAA tasks, and a generic web interface for end users to manage their account.

Phone Booth Solution

The phone booth solution includes hardware devices (regular Ethernet SIP phones or 4-port or 8-port FXS gateways) and a web based administration system to control the calling rate, billing, and CDR. So phone booth manager can monitor ongoing calls and charge callers in real time.

VOIP System Integration Service for SOHO

This is a consultant service for small/branch offices to integrate VOIP into their existing analog PBX system. With SOYO FXS/FXO/Dual-Mode gateways, two remote offices can link their PBX by Internet to save long distance or international phone charges.

Matt Dwyer, 247MGI's CEO stated, "With this acquisition 247MGI will add a new revenue stream and add more value to an asset we currently own. By completing the acquisition in the fourth quarter and retiring more debt this will enable the company to have a much healthier balance sheet."

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management's expectations could be affected by, among other things, uncertainties relating to our success in completing acquisitions, financing our operations, entering into strategic partnerships, engaging management and other matters disclosed by us in our public filings from time to time. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:
Contact:

247MGI Inc.
Matt Dwyer
Chairman and CEO
954-323-2516